Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
Customer Letter/Talking Points For TXU Business Customers
Letter to Business Customers
Dear Valued Customer,
On February 26, 2007, we announced that TXU signed a merger agreement with an investment group led by Kohlberg Kravis Roberts & Co. (KKR) and Texas Pacific Group (TPG), two of the nation’s leading private equity firms. The proposed transaction will give us new financial and strategic resources to transform our business so we can better meet the energy needs of our customers now and in the future.
While our company is changing, our commitment to providing quality service to our customers is not. We expect this transition to be seamless for all of our customers. All customer service, billing and contact information will remain the same.
A key change in our strategy will be to take a new, more responsive approach to meeting Texas’ energy challenges. We have listened to what our customers and other stakeholders have had to say about how to best meet the state’s growing need for power. In response, we are adopting a new approach to meeting Texas’ near-term energy needs that will involve seeking to build three new coal-fueled plants to meet the state’s energy needs through 2011, but suspend permitting on the eight coal-fueled reference plants that were intended to address longer-term needs. We intend to withdraw the reference plant permits upon closing of the transaction. This strategy provides opportunity for renewable/alternative energy sources and next-generation technologies to mature in order to help meet longer-term challenges.
We are proud of our long heritage serving Texas and we are confident that our new strategy will best enable us to provide our customers with reliable, affordable and clean power now and in the future.
Thank you.
Sincerely,

Don Smith

Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.